EXHIBIT 99.1

Release Date: January 19, 2006

Scientific-Atlanta Announces Second Quarter Results

Atlanta, GA – January 19, 2006. Scientific-Atlanta, Inc. (NYSE:SFA) today reported second quarter sales of $495.2 million. Net income for the second quarter was $53.4 million, or $0.34 per share, compared with $58.7 million, or $0.38 per share, in last year’s second quarter, and compared with $60.7 million, or $0.39 per share, last quarter.

Non-GAAP (pro forma) net income for the second quarter of fiscal year 2006 was $68.0 million, or $0.44 per share, compared with $59.1 million, or $0.38 per share, in last year’s second quarter, and compared with $67.9 million, or $0.44 per share, last quarter.

The difference between the GAAP (generally accepted accounting principles) and non-GAAP (pro forma) results for the second quarter of fiscal year 2006 was related primarily to three factors. First were pre-tax expenses of $6.6 million related to the pending acquisition by Cisco Systems, Inc. (Cisco). Second was a pre-tax write-down of $3.6 million related to an equity investment. In addition, Scientific-Atlanta incurred $9.8 million of pre-tax stock option expense in the quarter just ended, approximately equal to the amount in the preceding quarter. Note that stock option compensation was not recorded as an expense prior to fiscal year 2006.

A reconciliation between net income and non-GAAP (pro forma) net income is provided in a table available with this press release and on the “Investor Relations” tab at www.scientificatlanta.com.

The company has chosen to report both GAAP and non-GAAP (pro forma) results this quarter to help investors better understand its operating results. Please note that the non-GAAP (pro forma) measures are not in accordance with, or alternatives for, generally accepted accounting principles and may be different from non-GAAP (pro forma) measures used by other companies. The company believes that this presentation of non-GAAP (pro forma) results is useful information for management and investors regarding certain additional financial and business trends relating to its financial condition and results of operations. The company believes that when net income and net income per share are viewed in conjunction with non-GAAP (pro forma) net income and non-GAAP (pro forma) net income per share, investors are provided with a more meaningful understanding of its ongoing operating performance.

Good Second Quarter Results

Second quarter bookings were $549.4 million, an increase of $77.0 million, or 16 percent, from last year and an increase of $92.2 million, or 20 percent, from last quarter.

Subscriber product bookings were $431.6 million, up 21 percent from last year’s second quarter and up 34 percent from last quarter. Bookings of transmission products were $117.7 million, up slightly from last year but down 13 percent sequentially.

Backlog of $486.9 million increased three percent from last year and 13 percent sequentially. The backlog contains orders for approximately 1.1 million Explorer® digital set-tops.

Second quarter sales of $495.2 million increased $53.6 million, or 12 percent, from last year and slightly from last quarter. Sales of subscriber products were $372.8 million, up 14 percent from last year’s second quarter and three percent sequentially.

The year-to-year increase in sales of subscriber products was due to higher volumes of Explorer digital set-tops and WebSTAR™ cable modems and a continued mix shift toward higher-end set-top and modem products. Selling prices for almost all set-top models continued to decline in the quarter. In the second quarter, the company sold 1.152 million set-tops. In addition, Scientific-Atlanta sold 981 thousand WebSTAR cable modems, a record for any quarter. Sales of transmission products were $122.4 million, up seven percent from last year but down five percent sequentially.

Gross margin in the second quarter was 36.1 percent of sales, down one percentage point from last year. This decline was related primarily to three factors: less favorable product mix, expenses related to a cable modem product issue that was resolved during the quarter just ended and the expensing of stock options.

Compared to last quarter, gross margin declined 1.4 percentage points. The decline was related to the cable modem issue discussed above and the non-recurrence of two positive items cited last quarter: lower royalty and warranty costs for digital video recorder products and the receipt of an insurance payment related to inventory losses.

On a non-GAAP (pro forma) basis, gross margin was 36.6 percent of sales. The difference between gross margin and non-GAAP (pro forma) gross margin was related primarily to the expensing of stock options.

Net income for the second quarter was $53.4 million, or $0.34 per share, compared with $58.7 million, or $0.38 per share, in last year’s second quarter, and compared with $60.7 million, or $0.39 per share, last quarter. In the quarter just ended, stock option expense reduced net earnings by $0.04 per share. Stock option compensation was not reported as an expense last year.

Non-GAAP (pro forma) net income for the second quarter of fiscal year 2006 was $68.0 million, or $0.44 per share, compared with $59.1 million, or $0.38 per share, in last year’s second quarter, and compared with $67.9 million, or $0.44 per share, last quarter.

The effective tax rate for the second quarter was 36 percent. Certain acquisition expenses incurred in the quarter were not tax deductible, which contributed to the increase in the tax rate compared with last quarter.

Strong First Half Results

For the first half of fiscal year 2006, bookings increased 16 percent from the comparable period of last year to $1.007 billion, and sales increased 10 percent to $985.3 million. Backlog at the end of the first half was $486.9 million, an increase of three percent compared to the end of the first half of fiscal year 2005. Year-to date net income of $114.2 million was approximately equal to last year’s results. On a non-GAAP (pro forma) basis, first half net income of $135.9 million increased 18 percent from the first half of last year.

Strong Balance Sheet and Cash Flow

The company’s balance sheet remains very strong with cash and short-term investments of $1.649 billion at the end of the quarter. In the second quarter, cash provided by operating activities was $93.9 million. In the quarter, both accounts receivable and inventories decreased slightly.

Other Highlights

In November, 2005, Scientific-Atlanta announced an agreement to be acquired by Cisco. A special meeting of shareholders has been called for February 2, 2006. The waiting period for United States antitrust review has been terminated; the acquisition remains subject to regulatory approval in various foreign jurisdictions. The companies continue to expect the transaction to be consummated in the first quarter of calendar year 2006.

Digital video recorder (DVR) shipments set a new record of 556 thousand units this quarter, increasing 24 percent from last year’s second quarter and 20 percent sequentially. Two hundred sixty thousand digital video recorders, or a little under half of the total, were high-definition units. Shipments of all high-definition set-tops, including DVR and non-DVR models, were 386 thousand units, an increase of 27 percent from last year and 7 percent sequentially.

Scientific-Atlanta sold a record 981 thousand modems, an increase of 113 percent from last year and an increase of two percent sequentially. Forty percent of unit shipments, or 391 thousand, were voice modems. Voice modem shipments increased by 234 percent from last year but declined eight percent sequentially. The sequential decline was related to a product issue that was resolved during the quarter just ended. More than two-thirds of the voice modems were shipped to customers outside the United States.

At this year’s Consumer Electronics Show, Scientific-Atlanta highlighted its IP suite of products, including set-tops, data modems and voice modems. The company’s MCP-100™ digital video recorder with built-in DVD recorder and player was awarded the CES “Best of Innovations Award” in the video components category. In addition, the company’s new DPC2223™ voice modem, which will enable consumers to use cordless handsets in their home to access VoIP (Voice over Internet Protocol) service, was named an Innovations 2006 Design and Engineering Honoree.

Summarizing the second quarter and year-to-date results, Jim McDonald, Chairman, President and CEO, concluded, “Our financial results demonstrate that we have been able to grow at double-digit rates while maintaining strong profitability. We look forward to our future as a part of Cisco, where we expect we will continue to make significant contributions in the fields of entertainment, information and communications.”

About Scientific-Atlanta

Scientific-Atlanta, Inc. (NYSE: SFA - http://www.scientificatlanta.com) is a leading supplier of digital content distribution systems, transmission networks for broadband access to the home, digital interactive set-tops and subscriber systems designed for video, high-speed Internet and voice over IP (VoIP) networks, and worldwide customer service and support.

“Forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, may be included in this news release. A variety of factors could cause Scientific-Atlanta’s actual results to differ from the anticipated results expressed in such forward-looking statements. Investors are referred to Scientific-Atlanta’s Cautionary Statements and Risk Factors (Exhibit 99.1 to the company’s most recent Form 10-Q), which statements are incorporated into this news release by reference.

# # #

For more information contact:
Tom Robey, Investor Relations	770-236-4608	770-236-4775 fax	tom.robey@sciatl.com

Scientific-Atlanta, the Scientific-Atlanta logo and Explorer are registered trademarks of Scientific-Atlanta, Inc. WebSTAR, MCP-100 and DPC2223 are trademarks of Scientific-Atlanta, Inc.

SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(IN MILLIONS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	December 30, 2005	December 31, 2004	December 30, 2005	December 31, 2004
SALES	$495.2	$441.7	$985.3	$894.3

COST AND EXPENSES
Cost of sales	316.3	278.0	622.7	564.8
Sales and administrative	64.2	47.8	121.3	96.7
Research and development	40.4	37.9	84.6	76.2
Restructuring	0.3	—	1.2	—
Interest expense	0.1	0.2	0.3	0.3
Interest income	(12.5)	(6.7)	(23.1)	(12.5)
Other (income) expense, net	3.0	1.0	3.0	0.8

Total costs and expenses	411.8	358.2	810.0	726.3

EARNINGS BEFORE INCOME TAXES	83.4	83.5	175.3	168.0

PROVISION FOR (BENEFIT FROM) INCOME TAXES
Current	34.8	23.9	66.2	56.6
Deferred	(4.8)	0.9	(5.1)	(3.2)

NET EARNINGS	$53.4	$58.7	$114.2	$114.6

EARNINGS PER COMMON SHARE
Basic	$0.35	$0.39	$0.74	$0.75

Diluted	$0.34	$0.38	$0.74	$0.74

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	154.0	152.4	153.6	152.9

Diluted	155.9	154.5	155.3	155.0

DIVIDENDS PAID PER SHARE	$0.01	$0.01	$0.02	$0.02

BOOKINGS	$549.4	$472.4	$1,006.6	$870.2

SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES

NON-GAAP (PRO FORMA) CONSOLIDATED STATEMENTS OF EARNINGS

(IN MILLIONS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	December 30, 2005	December 31, 2004	December 30, 2005	December 31, 2004
SALES	$495.2	$441.7	$985.3	$894.3

COST AND EXPENSES
Cost of sales (c), (d)	313.9	278.0	618.9	564.8
Sales and administrative (a), (d)	50.9	47.8	101.5	96.7
Research and development (d)	38.6	37.9	81.1	76.2
Interest expense	0.1	0.2	0.3	0.3
Interest income	(12.5)	(6.7)	(23.1)	(12.5)
Other (income) expense, net (c)	0.4	0.4	0.2	0.2

Total costs and expenses (a), (b), (c), (d)	391.4	357.6	778.9	725.7

EARNINGS BEFORE INCOME TAXES	103.8	84.1	206.4	168.6

PROVISION FOR INCOME TAXES (e)	35.8	25.0	70.5	53.6

NET EARNINGS	$68.0	$59.1	$135.9	$115.0

EARNINGS PER COMMON SHARE
Basic	$0.44	$0.39	$0.88	$0.75

Diluted	$0.44	$0.38	$0.87	$0.74

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	154.0	152.4	153.6	152.9

Diluted	155.9	154.5	155.3	155.0

RECONCILIATION BETWEEN NET INCOME ON A GAAP BASIS AND PRO FORMA NET INCOME IS AS FOLLOWS:

NET EARNINGS	$53.4	$58.7	$114.2	$114.6

(a) Cisco acquisition related costs	6.6	—	6.6	—
(b) Restructuring expense	0.3	—	1.2	—
(c) Loss on equity securities and miscellaneous items	3.7	0.6	3.8	0.6
(d) Stock option expense	9.8	—	19.5	—
(e) Income tax effect on items above	(5.8)	(0.2)	(9.4)	(0.2)

PRO FORMA NET EARNINGS	$68.0	$59.1	$135.9	$115.0

SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(IN MILLIONS, EXCEPT SHARE DATA)

(UNAUDITED)

	December 30, 2005	July 1, 2005
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$584.8	$475.5
Short-term investments	1,063.9	1,046.1
Receivables, less allowance for doubtful accounts of $3.0 at December 30 and July 1	270.7	243.5
Inventories	139.1	129.1
Deferred income taxes	32.3	31.4
Other current assets	26.3	32.1

TOTAL CURRENT ASSETS	2,117.1	1,957.7

PROPERTY, PLANT AND EQUIPMENT, at cost
Land and improvements	24.7	24.7
Buildings and improvements	116.8	115.6
Machinery and equipment	226.3	215.6

	367.8	355.9
Less - Accumulated depreciation and amortization	160.5	142.4

	207.3	213.5

GOODWILL	218.5	217.9

INTANGIBLE ASSETS	19.3	24.0

DEFERRED INCOME TAXES	62.8	57.2

OTHER ASSETS	121.9	119.5

TOTAL ASSETS	$2,746.9	$2,589.8

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Current maturities of long-term debt	$1.2	$1.2
Accounts payable	179.9	194.6
Accrued liabilities	124.8	138.1
Deferred revenue	20.4	13.7
Income taxes currently payable	14.1	13.1

TOTAL CURRENT LIABILITIES	340.4	360.7

LONG-TERM DEBT, LESS CURRENT MATURITIES	5.6	6.2

NON-CURRENT DEFERRED REVENUE	11.9	9.3

OTHER LIABILITIES	238.5	232.6

STOCKHOLDERS’ EQUITY
Preferred stock, authorized 50,000,000 shares; no shares issued	—	—
Common stock, $0.50 par value, authorized 350,000,000 shares; issued 164,992,376 shares at December 30 and July 1	82.5	82.5
Additional paid-in capital	597.4	568.1
Retained earnings	1,608.6	1,500.4
Accumulated other comprehensive income, net of taxes of $11.3 at December 30 and $12.5 at July 1	28.3	30.1

	2,316.8	2,181.1
Less - Treasury stock, at cost (10,707,594 shares at December 30 and 12,138,605 shares at July 1)	166.3	200.1

	2,150.5	1,981.0

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,746.9	$2,589.8